CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 29, 2019

To: Board of Directors

Nowigence, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated May 7, 2019, with respect to the balance sheets of Nowigence, Inc. as of December 31, 2018 and 2017 and the related statements of operations, owners’ equity and cash flows for the calendar year periods of 2018 and 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, Colorado